EXHIBIT 16.1
August 16, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Ladies and Gentlemen:

We have read the statements of VHGI Holdings, Inc. pertaining to our firm included under Item 4.01 of Form 8-K, to be filed on or about August 16, 2012 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.